CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is made this 16th day of March, 2014 (the "Effective Date").

BETWEEN:

ABATTIS BIOCEUTICALS CORP., a corporation duly organized and existing under the laws of the Province of British Columbia, having its principal office located at Suite 1000 - 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(the "Company")

AND:

THINK SHARP INC., a corporation duly organized and existing under the laws of the Province of Ontario, having its principal office located at #300 - 340 Gilmour Street, Ottawa, Ontario, K2P OR3

(the "Independent Contractor")

WHEREAS:

A.	The Company is a bioceutical company that cultivates, extracts, develops and markets proprietary, natural health and wellness products derived from Cannabis that address unmet health and wellness needs and chronic illnesses through targeted nutritional and medicinal support;

B.	The Independent Contractor, through the engagement of Emanuel (Manny) Montenegrino ("Montenegrino"), shall provide such services to the Company, as may be required by the Company from time to time including, but not limited to, the services set forth on Schedule "A" to this Agreement (the "Services");

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained (the receipt and sufficiency of which are acknowledged by each party), the parties hereby covenant and agree with each another as follows intending to be legally bound:

1.	ENGAGEMENT OF INDEPENDENT CONTRACTOR

1.1

Engagement. The Company hereby agrees to retain the services of the Independent Contractor to perform the Services and the Independent Contractor hereby accepts such appointment and engagement and agrees to furnish the Services, subject to the terms and conditions contained in this Agreement.

2.	SERVICES AND DUTIES OF INDEPENDENT CONTRACTOR

2.1

Services. During the Term of Engagement (as defined below), the Independent Contractor shall provide the Services to the Company and shall have full discretion as to the manner in which the Services are provided.

2.2	Approval Required for Change of Personnel. In the event that the Independent Contractor wishes to engage a person other than Montenegrino to provide the Services, such person must first be approved by the Company in writing, which approval may be denied for any reason whatsoever.

2.3	Conduct of Independent Contractor. During the Term of Engagement (as defined below) and subject to the manner of performance of the Independent Contractor's industry and professional standards, the Independent Contractor shall:

(a)	diligently, honestly and faithfully serve the Company and shall use its commercial best efforts to promote and advance the interests of the Company;

(b)	conduct itself at all times in a manner which is not prejudicial to the Company's interests;

(c)	comply and conduct itself in accordance with all policies and procedures established by the Company, copies of which have been provided to the Independent Contractor prior to the Effective Date; and

(d)	devote the necessary time and attention to the business of the Company m providing the Services.
3.	TERM AND RENEWAL

3.1	Term of Engagement. The term of this Agreement shall commence on the Effective Date and shall expire on the day that is twelve (12) months from the Effective Date (the "Term of Engagement") unless terminated earlier in accordance with this Agreement. The parties may mutually agree to extend this Agreement in writing and all terms and conditions hereof shall remain in effect during any extension unless the parties agree otherwise.

4.	COMPENSATION

4.1	Fee for Services. In consideration for the Services provided to the Company by the Independent Contractor , the Company shall pay the Independent Contractor a fixed fee of $10,000 per month (the "Fixed Fee"). The Company shall pay the Independent Contractor an administrative fee of $100 per month (the "Administrative Fee"). (The Fixed Fee and the Administrative Fee are hereafter collectively referred to as the "Monthly Fees".) The Company shall also be required to pay a 13% Harmonized Sales Tax ("HST") on the Fixed Fee and the Administrative Fee Hourly Fee.

4.2	Monthly Fees Payment Schedule. The Company shall pay the first and last months' Monthly Fees plus HST to the Independent Contractor upon signing of this Agreement. All other Monthly Fees shall be due and payable on the [first][last] day of each calendar month during the Term of Engagement.

4.3	Share Payment. In further consideration for the Services, the Company shall issue to the Consultant 6,000 common shares (the "Payment Shares") of the Company per month during the Term of Engagement. The parties agree that for the Company's administrative convenience, the Company shall issue the Payment Shares to the Consultant on a quarterly basis. The Payment Shares shall be delivered to the Consultant as soon as is commercially reasonable following their issuance date. The parties acknowledge and agree that all Payment Shares may only be issued in compliance with applicable securities laws in effect at the time of each issuance and that the Payment Shares may be subject to a statutory hold period as required under applicable securities laws, in which case a legend will be imposed on the certificates representing the Payment Shares are required by law.

4.4	Stock Options. At the sole discretion of the Company, the Consultant may, from time to time, be granted options to purchase common shares of the Company pursuant to the Company's stock option plan then in effect.

4.5	Expenses. The Company shall reimburse the Independent Contractor for all documented reasonable expenses directly or indirectly incurred by the Independent Contractor in connection with the Services, provided that such expenses have been approved by the Company prior to being incurred.

4.6	Vacation. The Independent Contractor shall not be entitled to an annual paid vacation.

5.	OBLIGATIONS OF THE INDEPENDENT CONTRACTOR

5.1	Reporting. The Independent Contractor shall provide to the Company such information concerning the results of the Independent Contractor's activities and the Services over the course of any given period of time as the Company may reasonably require.

5.2	Compliance Issues. The Independent Contractor shall comply with all laws, whether federal, provincial, state or otherwise applicable to the Services provided by it and, when requested by the Company, shall advise the Company of any particular compliance issues affecting any Services for which the Independent Contractor has been engaged.

5.3	Confidentiality. The Independent Contractor acknowledges that, during the Term of Engagement, the Independent Contractor shall receive information (including, but not limited to, operating business plans and strategies, opportunities, finances, organizational matters, formulas, patterns, compilations, programs, devices, methods, techniques or processes of the Company or of an affiliate (as such term is defined in the Business Corporations Act (British Columbia)) (the "Affiliate") of the Company or of a third party to whom the Company or an Affiliate owes an obligation of confidentiality) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and that is subject to efforts by the Company, that are reasonable under the circumstances, to maintain its secrecy (the "Confidential Information"). The Independent Contractor agrees that it shall not at anytime disclose to anyone any Confidential Information or utilize such Confidential Information for its own benefit or for the benefit of third parties. For the purposes of this Agreement, Confidential Information shall not include information which is:

(a)	publically known or becomes publically known through no unauthorized act of the Independent Contractor;

(b)	is disclosed by a third party having possession thereof and the right to make such disclosure;

(c)	is known by the party to whom it is disclosed prior to disclosure;

(d)	is independently developed by the party to whom it was disclosed without use of the Confidential Information so long as such independent development can be clearly documented; or

(e)	required to be disclosed by an order of a court of competent jurisdiction or by law.
5.4	Company's Property. All Confidential Information and property of the Company, including without limitation, all records, memoranda, notes, documents and other information compiled in any form and on any medium by the Independent Contractor, or made available to the Independent Contractor during the Term of Engagement concerning the business of the Company or the business of any of its Affiliates or clients (collectively, the "Company's Property"), is and shall remain the property of the Company, and shall be returned immediately to the Company upon termination or expiry of this Agreement. In the event that the Independent Contractor maintains one copy of authored works in its secure files; the Independent Contractor agrees and acknowledges that these works shall remain the property of the Company, and the Independent Contractor agrees to keep all such works confidential unless it is required to disclose same in accordance with applicable laws or professional regulatory requirements and the Independent Contractor shall not (i) disclose, publish or make available to any person the Company's Property, (ii) acquire, possess for its own interest or otherwise use or exploit any of the Company's Property or (iii) permit the sale, transfer or use or exploitation of any of the Company's Property by any third party. Thee Independent Contractor shall not use or bring to the Company any technical information, data, trade secrets, processes, formulae, inventions or other intellectual property which is proprietary to any person other than the Company or the Independent Contractor.

5.5	Independent Contractor's Business Conduct. The Independent Contractor warrants that it shall provide the Services in a professional, timely and diligent manner in accordance with industry and professional standards and the applicable policies of the Company.

5.6	Trading Issues. In the event that the Independent Contractor, or any person with whom the Independent Contractor works with or with whom the Independent Contractor deals with, trades in the Company's or an Affiliate's securities, then the Independent Contractor shall employ reasonable prudence and good market practice as to such trading and shall effect such in compliance with securities legislation.

5.7	Insider Issues. The Independent Contractor shall comply with all reasonable endeavors of the Company, industry practice and law and regulation to ensure that it affords security to information of the Company, and that the Independent Contractor, or any persons with whom the Independent Contractor works or with whom the Independent Contractor deals, do not employ information of the Company in any manner contrary to law or fiduciary obligations.
6.	TERMINATION

6.1	Default. The Company may immediately terminate this Agreement without notice to the Independent Contractor upon the occurrence of an event of default. Each of the following constitutes an event of default, if the Independent Contractor:

(a)	fails to perform or discharge its obligations as set forth in this Agreement;

(b)	commits any dishonest or fraudulent act or omission in the performance of the Services;

(c)	is dissolved, is adjudged bankrupt or makes a general assignment for the benefit of its creditors due to insolvency; or

(d)	the death or permanent incapacity of Montenegrino.

If this Agreement is terminated due to an event of default, the Company shall have no further obligations to the Independent Contractor except in respect of those amounts which were payable in respect of the period ending immediately prior to such termination.

6.2	Termination Other for an Event of Default. Either party shall have the right to terminate this Agreement at any time after the date that is three (3) months from the Effective Date, by giving the other party at least thirty (30) days' prior written notice of the effective date of such termination (the "Termination Date"). In the event of termination pursuant to this section 6.2, on the Termination Date, the Independent Contractor shall provide to the Company an invoice for any unpaid Monthly Fees and expenses incurred by the Independent Contractor prior to the Termination Date.

7.	INDEMNITY

7.1	Independent Contractor to Indemnify. The Independent Contractor shall indemnify and save harmless the Company for any demonstrated losses, damages, costs or other amounts, including, without limitation, reasonable legal fees, suffered or incurred by the Company arising out of third party claims relating to the presence or activities of the Independent Contractor or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by:

(a)	any wilful or knowing breach of Independent Contractor's obligation in section 5.2 herein; and

(b)	any gross negligence, wilful misconduct or fraud on the part of the Independent Contractor in performing the Services.
7.2	Company to Indemnify. Provided that the Independent Contractor has not breached section 5.2 of this Agreement, the Company shall indemnify and save harmless the Independent Contractor for any demonstrated losses, damages, costs or other amounts, including, without limitation, reasonable legal fees, suffered or incurred by the Independent Contractor arising out of third party claims relating to the presence or activities of the Independent Contractor and/or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by the gross negligence, wilful misconduct or fraud on the part of the Company.

8.	GENERAL PROVISIONS

8.1	Entire Agreement. Except as provided in this Agreement, this Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

8.2	Further Assurances. The parties shall from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

8.3	No Assignment. The Independent Contractor shall not assign, transfer or subcontract this Agreement to any entity or individual except with the express prior written consent of the Company. The Company may assign this Agreement to an Affiliate of the Company upon notice to the Independent Contractor.

8.4	Amendments. This Agreement may be amended or supplemented only by a written agreement signed by the parties hereto.

8.5	No Relationship of Employer-Employee.

(a)	The Company and the Independent Contractor each acknowledge and agree that the only relationship of the Independent Contractor to the Company created by this Agreement shall for all purposes be that of an independent contractor to the Company, and all persons employed or engaged by the Independent Contractor in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Independent Contractor and not by the Company.

(b)	Neither the Company nor the Independent Contractor shall be or become liable or bound by an representation, act or omission, whatsoever of the other and the Independent Contractor shall have no power or authority to enter into any agreement on behalf of the Company. The Independent Contractor shall remain responsible for all tax and other reporting and withholding obligations under applicable federal and provincial law.

(c)	The Company shall have no obligation whatsoever to:

(i)	provide benefits to the Independent Contractor and/or any representative thereof relating to:

(1)	sickness or accident, whether or not resulting from the performance by the Independent Contractor of its obligations under this Agreement;

(2)	retirement or pension benefits; or

(3)	any other benefits provided by the Company or any of its Affiliates to any of their employees.

(d)	The Independent Contractor agrees to indemnify and save harmless the Company from any losses, damages, costs or other amounts, including, without limitation, reasonable legal fees, suffered or incurred by the Company and or any Affiliate of the Company with respect to any amount which a competent government authority determines should have been deducted by the Company from compensation payable to the Independent Contractor.

8.6	Notice. Any notices required or permitted to be given under this Agreement shall be in writing and shall be duly and properly given and received if delivered, faxed or sent by electronic transmission by e- mail, in each case addressed to the intended recipient at its respective address appearing below (or at such other address as a Party may from time to time designate by notice in writing to the other Party in accordance with this section 8.6), and any such notice shall be deemed to have been given and received, if delivered, when delivered to such address, and if faxed or e-mailed, on the next Business Day after the transmission of the same:

(a)	in the case of notice to the Company:

Suite 1000 - 355 Burrard Street

Vancouver, BC V6C 2G8

Attention: CFO

E-mail: rdavidmgt@gmail.com
(b)	in the case of notice to the Independent Contractor:

#300 - 340 Gilmour Street

Ottawa, ON K2P OR3

Attention: Manny Montenegrino

Email: manny@thinksharp.ca

8.7	Time of the Essence. Time shall be of the essence of this Agreement.

8.8	Enurement. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators and permitted assigns.

8.9	Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of Canada.

8.10	Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable Canadian law. The parties hereto agree that the courts of British Columbia shall have the exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the exclusive jurisdiction of the courts of British Columbia.

8.11	Severability. If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement shall not be affected and each remaining term shall be separately valid and enforceable.

8.12	Interpretation Not Affected. In this Agreement, using separate parts and inserting headings are for convenient reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

8.13	Survival of Terms. Sections 5.3, 5.4, 5.6, 7.1, 7.2, 8.6, 8.7 and this section 8.13 shall survive and remain in force for one (1) year upon the expiration or other termination of this Agreement for any reason whatsoever. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

8.14	Conflict. The parties hereunto agree and acknowledge that this Agreement has been prepared by K MacInnes Law Group, who act solely for the Company with respect to this Agreement and who offer no legal advice to the Independent Contractor and that K MacInnes Law Group and the Company have requested that the Independent Contractor seek and obtain independent legal advice in connection with the review and execution of this Agreement, if required.

8.15	Counterparts. This Agreement may be signed by facsimile, pdf e-mail attachment or original and executed in any number of counterparts, and each executed counterpart shall be considered to be an original. All executed counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the Effective Date.

ABATTIS BIOCEUTICALS CORP.	THINK SHARP INC.
By:	By:

/s/ Rene David	/s/ Emanuel Montenegrino
Authorized Signatory	Authorized Signatory

Schedule "A"

Some of the duties and responsibilities of the Independent Contractor are as set out below. The Independent Contractor agrees to perform such other duties and projects as set out from time to time by the Company.

RESPONSIBILITIES:

DUTIES: Duties and projects include but are not limited to:

-	Provide lobbying assistance on the following applications:

BIOCELL Labs in Quebec
Northern Vine Controlled Substance License
Squamish
Plus two others still being drafted
-	Provide reporting to management on a regular basis and minimum once weekly per application